Exhibit 99

News release	Anthem, Inc. 120 Monument Circle Indianapolis, IN 46204 Tel 317 488-6390 Fax 317 488-6460

Anthem

Anthem, Inc. Reports Record Second Quarter Results

•	Same-store enrollment increased 799,000 members, or 10 percent over June 2002

•	Benefit expense ratio improved 280 basis points, to 80.8 percent

•	Adjusted net income per share increased 31 percent

•	Expectations for 2003 adjusted net income increased by 10 cents per share

Indianapolis, IN – July 31, 2003 – Anthem, Inc. (NYSE: ATH) today reported that second quarter 2003 net income increased to $177.3 million, or $1.25 per share, compared with net income of $106.2 million, or $1.01 per share, for the second quarter of 2002. Excluding net realized gains and losses in both periods, adjusted net income for the second quarter of 2003 increased to $1.30 per share, or 31 percent, compared with adjusted net income of $0.99 per share for the second quarter of 2002.

Net income for the first six months of 2003 increased to $369.0 million, or $2.61 per share, compared with net income of $206.0 million, or $1.96 per share, for the first six months of 2002. Excluding net realized gains and losses in both periods and the positive impact on earnings from the resolution of a litigation matter disclosed in the first quarter of 2003, adjusted net income for the first six months of 2003 increased to $2.48 per share, or 29 percent, compared with adjusted net income of $1.92 per share for the first six months of 2002.

“Anthem’s record results in the second quarter of 2003 were driven by strong performance in each of our operating segments. Execution of our growth strategy continues to result in better health outcomes for our members, operational excellence, and improved financial performance,” said Larry C. Glasscock, chairman, president and chief executive officer of Anthem, Inc. “Our focus on customer satisfaction has resulted in strong membership growth and retention. In addition, disciplined focus on underwriting gives us further confidence in our ability to deliver higher earnings growth than previously expected.”

Consolidated Highlights

Membership: Medical enrollment exceeded 11.7 million members at June 30, 2003, representing a 41 percent increase compared with June 30, 2002. Excluding the July 31, 2002 acquisition of Trigon, membership increased 10 percent compared with June 30, 2002. In addition, enrollment increased by 688,000 members, or 6 percent, since December 31, 2002. Growth in the National Accounts business was the primary driver of membership gains in each of our regions.

Operating Revenue: Operating revenue increased to $4.1 billion compared with $2.8 billion in the second quarter of 2002. Excluding the impact of the Trigon acquisition, operating revenue grew by 10 percent, compared with the second quarter of 2002. The growth was primarily attributable to disciplined pricing and solid membership gains.

Operating Gain: Operating margin reached a record 6.6 percent in the second quarter, as operating gain increased 126 percent, to $268.0 million, compared with the second quarter of 2002. Excluding results from the Trigon acquisition, operating margin reached 5.7 percent and operating gain increased 49 percent, to $176.9 million, compared with the second quarter of 2002. This improvement was primarily driven by disciplined pricing and lower than anticipated medical costs. Local Large and Small Group businesses contributed most significantly to the earnings growth.

Included in the reported results were $31.7 million net favorable prior year reserve developments, primarily in the Midwest and Southeast segments. These developments were nearly offset by the following unusual items in the quarter: $6.0 million for increased reserves for provider recoveries and $20.4 million for initiatives to further advance health care quality and affordability in the Virginia market, including a $10.0 million contribution to the Anthem Foundation.

Benefit Expense: The benefit expense ratio improved by 280 basis points, to 80.8 percent, compared with 83.6 percent in the second quarter of 2002. The improvement was primarily due to lower than anticipated medical costs and disciplined pricing. Included in the improved ratio was 80 basis points associated with the $31.7 million in net favorable prior year reserve developments.

Premium and Cost Trends: Commercial premium yields increased by approximately 12 percent, while commercial medical costs increased by approximately 11 percent during the 12-month period ended June 30, 2003. Professional services and outpatient costs continue to be the primary drivers to the overall medical cost trends.

Administrative Expense: The administrative expense ratio improved 10 basis points in the second quarter to 19.1 percent, compared with 19.2 percent in the second quarter of 2002. The improvement was driven primarily by optimizing administrative expenses over a larger membership base. Partially offsetting this improvement was higher incentive compensation associated with above targeted results and a contribution to the Anthem Foundation.

Realized Gains and Losses on Investments: A net realized investment loss of $9.4 million was reported during the quarter. This net loss was comprised of a $13.9 million gain from the sale of investments, offset by a $23.3 million loss on impaired equity securities.

Operating Cash Flow: Operating cash flow of $145.2 million for the second quarter of 2003 was net of a $40 million contribution to Anthem’s employee pension plan and various other timing related items. Historically, pension contributions had been made in the third quarter of each year.

Days in Claims Payable: Days in claims payable declined 0.3 days, to 56.4 days as of June 30, 2003, compared with March 31, 2003.

Share Repurchase Program: During the quarter, 236,400 shares were repurchased for $16.8 million at an average price of $71.10 per share.

Earnings Outlook(1)

•	Adjusted net income expectations for full year 2003 were increased to $5.10 to $5.15 per share, from $5.00 to $5.05 per share, based on 142 to 144 million weighted average shares.

(1)	A detailed summary of Anthem’s earnings outlook will be available at www.anthem.com under Investor Relations following a conference call with management this morning.

Operating Segment Highlights—Second Quarter 2003

($ in Millions)	Three Months Ended June 30			Six Months Ended June 30
	2003	2002	Change	2003	2002	Change
Operating Revenue:
Midwest	$1,644.6	$1,508.6	9%	$3,266.7	$2,960.4	10%
East	1,117.0	993.8	12%	2,226.5	1,979.1	13%
West	254.5	236.0	8%	507.5	457.2	11%
Southeast(1)	931.5	—	—	1,844.9	—	—

Regional Health Segments	$3,947.6	2,738.4	44%	$7,845.6	$5,396.7	45%

Specialty	179.6	126.9	42%	339.2	247.0	37%
Other	(68.0)	(27.5)	147%	(109.7)	(57.3)	91%

Total Anthem	$4,059.2	$2,837.8	43%	$8,075.1	$5,586.4	45%

Operating Gain:
Midwest	$104.1	$61.5	69%	$214.7	$115.6	86%
East	74.5	52.9	41%	137.4	95.1	44%
West	21.4	10.1	112%	47.3	17.6	169%
Southeast(1)	91.1	—	—	161.4	—	—

Regional Health Segments	$291.1	$124.5	134%	$560.8	$228.3	146%

Specialty	16.0	12.8	25%	28.9	25.2	15%
Other	(39.1)	(18.7)	109%	(58.8)	(28.3)	108%

Total Anthem	$268.0	$118.6	126%	$530.9	$225.2	136%

(1)	If Anthem had owned Trigon in the second quarter of 2002, operating results would have included $842.5 million in operating revenue and $51.1 million in operating gain. During the six months ended 2002 operating results would have included $1,668.5 million in operating revenue and $91.5 million in operating gain. These amounts have been reclassified to Anthem’s presentation format.

Regional Health Segments: Operating gain for the regional health segments improved 134 percent compared with the second quarter of 2002. The significant improvement in each region was primarily driven by disciplined pricing and lower than anticipated medical costs. Included in the results for the Midwest was a $12.5 million net favorable prior year reserve development, partially offset by a $6.0 million increase in reserves for provider recoveries. Included in the results for the Southeast was a $15.8 million net favorable prior year reserve development, offset by $20.4 million for initiatives to further advance health care quality and affordability in the Virginia market, including a $10.0 million contribution to the Anthem Foundation.

Specialty: Operating gain increased 25 percent compared with the second quarter of 2002, primarily due to increased mail order prescription volume and margin expansion from increased generic drug penetration at Anthem Prescription Management. Start-up and integration expenses associated with the behavioral health, vision and dental operations continued to negatively impact margins.

Other: Operating loss was higher in the second quarter of 2003 compared with the same period in 2002, primarily due to higher incentive compensation expenses associated with above targeted results.

Anthem’s Basis of Presentation

1. All income per share amounts are on a diluted basis.

2. Operating revenue is defined as premiums plus administrative fees and other revenue.

3. Operating gain is defined as operating revenue less benefit expense and administrative expense. Net investment income, net realized gains and losses, interest expense, amortization of intangible assets, income tax expense, and minority interest are not included.

4. On July 31, 2002 Anthem acquired Trigon Healthcare, Inc., creating a new Southeast segment. Results of operations since the purchase date have been included in consolidated results.

5. Historical financial results and membership for the Southeast segment have been reclassified into a reporting format consistent with Anthem’s presentation format and can be found at www.anthem.com under Investor Relations.

About Anthem

Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 11.7 million people. Anthem is the fifth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the immediate suburbs of Washington, D.C. Anthem had assets of $12.9 billion as of June 30, 2003 and full year 2002 revenue of $13.3 billion. More information about Anthem is available at www.anthem.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (EDT) to review these results and its earnings outlook. The live audio webcast can be accessed at Anthem’s web site, www.anthem.com under Investor Relations. Please visit the website at least 15 minutes in advance.

Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States, or GAAP, to certain non-GAAP financial measures used by the Company. The non-GAAP financial measures are entitled “adjusted net income” and “adjusted net income per share”. The Company’s management believes that excluding events and items not resulting from business operations, such as realized gains or losses, provides a more accurate accounting of underlying earnings trends from operations.

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
GAAP net income	$177.3	$106.2	$369.0	$206.0
Less: net realized gains (losses) on investments (net of tax)	(6.0)	1.7	2.4	3.8
Less: loss on sale of subsidiary operations (net of tax)	(0.7)	—	(0.7)	—
Less: resolution of litigation (net of tax)	—	—	15.9	—

Adjusted net income	$184.0	$104.5	$351.4	$202.2

GAAP net income per share	$1.25	$1.01	$2.61	$1.96
Less: net realized gains (losses) on investments (net of tax)	(0.05)	0.02	0.02	0.04
Less: loss on sale of subsidiary operations (net of tax)	—	—	—	—
Less: resolution of litigation (net of tax)	—	—	0.11	—

Adjusted net income per share	$1.30	$0.99	$2.48	$1.92

Projected
Full Year 2003
GAAP projected net income per share	$5.23–$5.28
Less: net realized gains on investments (net of tax)	0.02
Less: resolution of litigation (net of tax)	0.11

Adjusted net income per share	$5.10–$5.15

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking information about Anthem, Inc. (“Anthem”), that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the Securities and Exchange Commission (“SEC”) made by Anthem; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; an increased level of debt; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in our acquisition of Trigon Healthcare, Inc. and to successfully integrate our operations; and general economic downturns. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures in Anthem’s various SEC filings, including but not limited to Anthem’s Annual Report on Form 10-K for the year ended December 31, 2002 and Anthem’s quarterly report on Form 10-Q for the quarter ended March 31, 2003.

Contacts:	Investor Relations Tami Durle, 317-488-6390 tami.durle@anthem.com	Media Ed West, 317-488-6100 edward.west@anthem.com

Anthem, Inc.

Membership Summary

June 30, 2003 vs. June 30, 2002

(Unaudited)

					% Change
(In Thousands)	Total June 2003	Southeast	Same-Store June 2003	Total June 2002	Total	Same-Store
Customer Type
Local Large Group	3,857	948	2,909	2,807	37%	4%
Small Group	1,195	341	854	820	46%	4%
Individual	1,155	299	856	755	53%	13%
National Accounts(1)	4,523	728	3,795	3,255	39%	17%
Medicare + Choice	97	—	97	103	(6%)	(6%)
Federal Employee Program	697	234	463	447	56%	4%
Medicaid	217	71	146	134	62%	9%

Total	11,741	2,621	9,120	8,321	41%	10%

Funding Arrangement
Self-Funded	6,279	1,229	5,050	4,380	43%	15%
Fully Insured	5,462	1,392	4,070	3,941	39%	3%

Total	11,741	2,621	9,120	8,321	41%	10%

Operating Segments
Midwest	5,597	—	5,597	5,132	9%	9%
East	2,611	—	2,611	2,346	11%	11%
West	912	—	912	843	8%	8%
Southeast(2)	2,621	2,621	—	—	—	—

Total	11,741	2,621	9,120	8,321	41%	10%

(1)	Includes 2,788 BlueCard members as of June 30, 2003 (including 370 from the Southeast) and 2,056 as of June 30, 2002.
(2)	If Anthem had owned Trigon in the second quarter of 2002, Southeast membership would have been 2,523 and total Anthem membership would have been 10,844. Southeast membership would have increased 4% and total Anthem membership would have increased 8% in the second quarter of 2003, compared with second quarter of 2002.

Anthem, Inc.

Membership Summary

June 30, 2003 vs. December 31, 2002

(Unaudited)

(In Thousands)	June 2003	December 2002	% Change
Customer Type
Local Large Group	3,857	3,867	—
Small Group	1,195	1,168	2%
Individual	1,155	1,084	7%
National Accounts(1)	4,523	3,951	14%
Medicare + Choice	97	103	(6%)
Federal Employee Program	697	677	3%
Medicaid	217	203	7%

Total	11,741	11,053	6%

Funding Arrangement
Self-Funded	6,279	5,617	12%
Fully Insured	5,462	5,436	—

Total	11,741	11,053	6%

Operating Segments
Midwest	5,597	5,234	7%
East	2,611	2,434	7%
West	912	836	9%
Southeast	2,621	2,549	3%

Total	11,741	11,053	6%

(1)	Includes 2,788 BlueCard members as of June 30, 2003 and 2,419 as of December 31, 2002.

Anthem, Inc.

Reconciliation of Unpaid Life, Accident and Health Claims

($ In Millions)
	Six months Ended June 30, 2003	Years Ended December 31,
		2002	2001	2000
	(Unaudited)
Balances at beginning of period, net of reinsurance	$1,821.2	$1,352.7	$1,382.1	$1,052.6
Business purchases (divestitures)	(13.6)	379.4	(139.1)	113.9

Subtotal	1,807.6	1,732.1	1,243.0	1,166.5
Incurred related to:
Current year	6,240.0	9,965.1	7,843.1	6,593.6
Prior year (redundancies)	(181.6)	(150.7)	(96.4)	(60.1)

Total incurred	6,058.4	9,814.4	7,746.7	6,533.5

Paid related to:
Current year	4,695.0	8,396.4	6,521.5	5,361.9
Prior years	1,283.3	1,328.9	1,115.5	956.0

Total paid	5,978.3	9,725.3	7,637.0	6,317.9

Balances at end of period, net of reinsurance	1,887.7	1,821.2	1,352.7	1,382.1
Reinsurance recoverables at end of period	8.7	4.8	7.6	29.0

Reserve gross of reinsurance recoverables on unpaid claims at end of period	$1,896.4	$1,826.0	$1,360.3	$1,411.1

Prior year incurred redundancies in the current period as a percent of prior year incurred claims	1.8%	1.9%	1.5%	1.3%

Negative amounts reported for incurred related to prior years result from claims being settled for amounts less than originally estimated. The redundancy of $181.6 million shown in the above table represents an estimate based on paid claim activity from January 1, 2003 to June 30, 2003, and is subject to change based on future paid claim activity.

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Three Months Ended June 30
	2003	2002	% Change
Premiums	$3,736.2	$2,601.9	44%
Administrative fees	289.9	216.1	34%
Other revenue	33.1	19.8	67%

Total operating revenue	4,059.2	2,837.8	43%

Benefit expense	3,017.3	2,174.8	39%
Administrative expense	773.9	544.4	42%
Total operating expense	3,791.2	2,719.2	39%

Operating gain	268.0	118.6	126%

Net investment income	65.6	59.7	10%
Net realized gains (losses) on investments	(9.4)	2.6	—
Loss on sale of subsidiary operations	(1.0)	—	—
Interest expense	32.8	17.5	87%
Amortization of intangible assets	11.8	4.1	188%

Income before income taxes and minority interest	278.6	159.3	75%

Income taxes	99.9	52.8	89%
Minority interest	1.4	0.3	—

GAAP net income	$177.3	$106.2	67%

Less: net realized gains (losses) on investments (net of tax)	(6.0)	1.7	—
Less: loss on sale of subsidiary operations (net of tax)	(0.7)	—	—

Adjusted net income	$184.0	$104.5	76%

GAAP net income per share	$1.25	$1.01	24%
Less: net realized gains (losses) on investments (net of tax)	(0.05)	0.02	—
Less: loss on sale of subsidiary operations (net of tax)	—	—	—

Adjusted net income per share	$1.30	$0.99	31%

Diluted shares (in millions)	141.9	105.5	35%

Benefit expense ratio	80.8%	83.6%	(280	)bp
Administrative expense ratio calculated using total operating revenue	19.1%	19.2%	(10	)bp
Operating margin	6.6%	4.2%	240	bp

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Six Months Ended June 30
	2003	2002	% Change
Premiums	$7,431.9	$5,131.4	45%
Administrative fees	582.0	417.1	40%
Other revenue	61.2	37.9	61%

Total operating revenue	8,075.1	5,586.4	45%

Benefit expense	6,053.9	4,311.2	40%
Administrative expense	1,490.3	1,050.0	42%
Total operating expense	7,544.2	5,361.2	41%

Operating gain	530.9	225.2	136%

Net investment income	137.1	120.2	14%
Net realized gains on investments	3.5	5.9	(41%)
Loss on sale of subsidiary operations	(1.0)	—	—
Interest expense	65.7	35.1	87%
Amortization of intangible assets	23.7	7.4	—

Income before income taxes and minority interest	581.1	308.8	88%

Income taxes	209.7	102.0	106%
Minority interest	2.4	0.8	—

GAAP net income	$369.0	$206.0	79%

Less: net realized gains on investments (net of tax)	2.4	3.8	(37%)
Less: loss on sale of subsidiary operations (net of tax)	(0.7)	—	—
Less: resolution of litigation (net of tax)	15.9	—	—

Adjusted net income	$351.4	$202.2	74%

GAAP net income per share	$2.61	$1.96	33%
Less: net realized gains on investments (net of tax)	0.02	0.04	(50%)
Less: loss on sale of subsidiary operations (net of tax)	—	—
Less: resolution of litigation (net of tax)	0.11	—	—

Adjusted net income per share	$2.48	$1.92	29%

Diluted shares (in millions)	141.6	105.2	35%

Benefit expense ratio	81.5%	84.0%	(250	)bp
Administrative expense ratio calculated using total operating revenue	18.5%	18.8%	(30	)bp
Operating margin	6.6%	4.0%	260	bp

Anthem, Inc.

Consolidated Balance Sheets

($ In Millions)	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value	$6,674.0	$5,948.1
Cash and cash equivalents	475.9	694.9
Receivables, net	1,311.8	1,161.5
Other current assets	79.8	72.0

Total current assets	8,541.5	7,876.5

Property and equipment, net	524.5	537.4
Goodwill and other intangible assets	3,713.8	3,759.5
Other noncurrent assets	129.1	119.7

Total assets	$12,908.9	$12,293.1

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,896.4	$1,826.0
Future policy benefits	358.2	344.7
Other policyholder liabilities	433.6	497.3

Total policy liabilities	2,688.2	2,668.0
Unearned income	334.7	326.6
Accounts payable and accrued expenses	370.9	471.8
Bank overdrafts	376.4	357.9
Income taxes payable	84.1	109.8
Other current liabilities	835.3	514.8

Total current liabilities	4,689.6	4,448.9

Long term debt, less current portion	1,661.1	1,659.4
Retirement benefits	13.9	50.6
Deferred income taxes	518.0	389.9
Other noncurrent liabilities	292.0	382.0

Total liabilities	7,174.6	6,930.8

Shareholders’ equity
Common stock	1.4	1.4
Additional paid in capital	4,732.2	4,762.2
Retained earnings	804.7	481.3
Unearned restricted stock compensation	(4.3)	(5.3)
Accumulated other comprehensive income	200.3	122.7

Total shareholders’ equity	5,734.3	5,362.3

Total liabilities and shareholders’ equity	$12,908.9	$12,293.1

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
($ In Millions)	2003	2002
Operating activities
Net income	$369.0	$206.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(3.5)	(5.9)
Depreciation, amortization and accretion	118.5	55.9
Deferred income taxes	101.0	29.9
Loss on sale of subsidiary operations	1.0	—
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	(5.0)	(0.8)
Receivables	(136.7)	(67.8)
Other assets	(14.4)	(13.3)
Policy liabilities	26.3	113.2
Unearned income	8.2	(17.9)
Accounts payable and accrued expenses	(97.4)	(83.7)
Other liabilities	48.1	58.5
Income taxes	(20.9)	(30.7)

Cash provided by operating activities	394.2	243.4

Investing activities
Purchases of investments	(2,602.2)	(1,446.3)
Sales or maturities of investments	2,122.0	1,559.0
Purchase of subsidiaries, net of cash sold	(4.1)	(18.1)
Sale of subsidiary, net of cash sold	(2.8)	—
Proceeds from sale of property and equipment	4.2	1.5
Purchases of property and equipment	(54.0)	(42.9)

Cash provided by (used in) investing activities	(536.9)	53.2

Financing activities
Repurchase and retirement of common stock	(107.8)	(37.5)
Proceeds from employee stock purchase plan and exercise of stock options	31.5	—
Adjustment to payments to eligible statutory members in the demutualization	—	0.2

Cash used in financing activities	(76.3)	(37.3)

Change in cash and cash equivalents	(219.0)	259.3
Cash and cash equivalents at beginning of period	694.9	406.4

Cash and cash equivalents at end of period	$475.9	$665.7